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                                                                   EXHIBIT 10.67


                            DEBT CONVERSION AGREEMENT


Amount $2,040,000                                        Detroit, Michigan
                                                         September 15, 1997


         For value received, Caraco Pharmaceutical Laboratories, Ltd., a Michigan Corporation (Borrower) promises to issue to David Hagelstein, Jay Joliat, John Morris, and Sun Global, Caraco common shares as payment in full for interest due on various loans given to the Corporation. Interest on all loans was computed at 10% per annum from the date of receipt of funds at Caraco through August 1, 1999, the due date on the loans.

         The interest is being prepaid in common shares of Caraco at a per share price of $1.50 as payment in full for interest due on the loans.

         On or before August 1, 1999, at the full discretion of the loan holders, Caraco will be notified by each note holder as to whether the note principal is to be repaid in cash or converted into Caraco Common Shares at a price of $1.50 per share. Exhibit A is attached for your information, which outlines all calculations.

         The original loan documents remain effective except as mentioned hereby. This agreement is subject to approval by Caraco's Board of Directors.



/s/David A. Hagelstein                               /s/John R. Morris


/s/Jay Joliat                                        /s/Sun Global Ltd.


/s/Caraco Pharmaceutical Labs.